Exhibit 24

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Frank Perez and Michael R. Sapp, and each or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1) if necessary, complete, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), or any rule or regulation of the SEC thereunder;

(2) execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer and/or director of Tennessee Commerce Bancorp, Inc.  (the “Company”), reports on Forms 3, 4 and 5 in accordance with Section 16(a)  of the Act and the rules and regulations of the SEC thereunder;

(3) do and perform any and all acts for and on behalf of the undersigne which may be necessary or desirable to complete and execute any such report on Form 3, 4 or 5, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or simila authority; and

(4) take any other action of any type whatsoever in connection with th foregoing which, in the opinion of such attorney-in-fact, may be of benefi to, in the best interest of, or legally required by, the undersigned, i being understood that the documents executed by such attorney-in-fact o behalf of the undersigned pursuant to this Power of Attorney shall be in suc form and shall contain such terms, conditions and disclosures as suc attorney-in-fact may determine necessary or desirable in such attorney-in-fact’s sole discretion.

The undersigned hereby grants to each such attorney-in-fact full power an authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights an powers herein granted, as fully to all intents and purposes as th undersigned might or could do if personally present, with full power o substitution or revocation, hereby ratifying and confirming all that suc attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shal lawfully do or cause to be done by virtue of this power of attorney and th rights and powers herein granted.  The undersigned acknowledges that th foregoing attorneys-in-fact, in serving in such capacity at the request o the undersigned, are not assuming, nor is the Company assuming, any of th undersigned’s responsibilities to comply with Section 16 of the Act and al applicable rules and regulations of the SEC thereunder.

This Power of Attorney revokes and supersedes any and all prior Powers o Attorney granted by the undersigned with respect to the scope hereof an shall remain in full force and effect until the undersigned is no longe required to file reports on Forms 3, 4 and 5 with respect to th undersigned’s holdings of and transactions in securities issued by th Company, unless earlier revoked by the undersigned in a signed writin delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of August 20, 2009.

/s/ Dennis L. Grimaud
Signature

Powered by Morningstar Document ResearchSource: Tennessee Commerce Bancorp, Inc., 4, August 21, 2009